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                                                                  Exhibit (9)(b)


                   ADDENDUM NO. 1 TO ADMINISTRATION AGREEMENT
                   ------------------------------------------

                  This Addendum, dated as of March 15, 1994, is entered into between THE ARCH FUND, INC. (the "Fund"), a Maryland corporation, and THE WINSBURY SERVICE CORPORATION ("Winsbury"), an Ohio corporation.

                  WHEREAS, the Fund and Winsbury have entered into an Administration Agreement dated as of October 1, 1993 (the "Administration Agreement"), pursuant to which the Fund appointed Winsbury to act as Administrator to the Fund for The ARCH Money Market, Treasury Money Market, Capital Appreciation (now, by change of name, "Growth & Income Equity"), Emerging Growth, Diversified Fixed Income (now, by change of name, "Government & Corporate Bond"), U.S. Government Securities and Balanced Portfolios;

                  WHEREAS, Section 10 of the Administration Agreement provides that no provision of the Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought; and

                  WHEREAS, the Fund has notified Winsbury that it has established The ARCH International Equity Portfolio (the "International Equity" Portfolio), and that it desires to retain Winsbury to act as the Administrator therefor, and Winsbury has notified the Fund that it is willing to serve as Administrator for the International Equity Portfolio.

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. APPOINTMENT. The Fund hereby appoints Winsbury to act as Administrator to the Fund for the International Equity Portfolio for the period and on the terms set forth in the Administration Agreement. Winsbury hereby accepts such appointment and agrees to render the services set forth in the Administration Agreement, for the compensation herein provided.

                  2. COMPENSATION. For the services provided and expenses assumed pursuant to the Administration Agreement with respect to the International Equity Portfolio, the Fund will pay Winsbury, as agent for itself, a monthly fee (in arrears) on the first business day of each month at the annual rate of .20% of the average daily net assets of each Portfolio, including the International Equity Portfolio.

                  The fee attributable to the International Equity Portfolio shall be the obligation of that Portfolio and not of any other Portfolio of the Fund.


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                  3. CAPITALIZED TERMS. From and after the date hereof, the term
"Portfolios" as used in the Administration Agreement shall be deemed to include the International Equity Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Administration Agreement.

                  4. MISCELLANEOUS. Except to the extent supplemented hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

                  IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                           THE ARCH FUND, INC.



                                           By:/s/ Jerry V. Woodham
                                              --------------------
                                              Jerry V. Woodham
                                              President


                                           THE WINSBURY SERVICE CORPORATION


                                           By:/s/ Kenneth B. Quintenz
                                              -----------------------
                                              Kenneth B. Quintenz
                                              Senior Vice President


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